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EXHIBIT 23
Consent of Independent Accountants

                                SUSA Partnership, L.P.

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference into the Registration Statements of SUSA Partnership, L.P. (the "Partnership") on Forms S-3 (File Nos. 333-3344, 333-21991 and 333-44641), of (1) our report dated January 26, 2000, on our audits of the consolidated financial statements of the Partnership as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, which report is incorporated by reference in the Partnership's 1999 Form 10-K and (2) our report dated January 26, 2000, on the financial statement schedule of the Partnership as of December 31, 1999, which report is incorporated by reference in the Partnership's 1999 Form 10-K. We also consent to the reference to us under the heading "Experts" in such Registration Statements.



PricewaterhouseCoopers LLP


Memphis, Tennessee
March 23, 2000